Exhibit 99a

CONTACTS: Media Inquiries
Lin Cummins
(248) 435-7112
linda.cummins@arvinmeritor.com

Investor Inquiries
Alice McGuire
(248) 655-2159
alice.mcguire@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2005 First-Quarter Results

TROY, Mich., (Jan. 31, 2005) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its first fiscal quarter, ended Dec. 31, 2004.

•	Sales of $2.1 billion, up nine percent from the same period last year
•	Commercial Vehicle Systems (CVS) sales and operating profit up 32 percent and 19 percent, respectively, from the same period last year
•	Net income of $18 million, or $0.26 per diluted share; income from continuing operations of $12 million, or $0.17 per diluted share
•	Debt to capital ratio improved to 55 percent from 59 percent a year ago
•	Cash proceeds from divestitures of $195 million

“While many aspects of our business are performing well, our financial results continue to be affected by a number of challenging industry-wide issues – led by the escalating cost of steel and other raw materials,” said Chairman, Chief Executive and President Charles G. “Chip” McClure. “Although these issues are challenging, we are actively seeking ways to address them and mitigate their impact on our business.”

For the first quarter of fiscal year 2005, the company posted sales of $2.1 billion, a nine-percent increase when compared to the same period last year. Factors increasing sales during the first three months of fiscal year 2005 included currency translation, which increased sales by approximately $115 million, primarily due to the stronger euro in relation to the U.S. dollar – and higher CVS market volumes, which added approximately $105 million in sales. In addition, the formation of two joint ventures with the Volvo Group added approximately $55 million to CVS sales, but this increase was offset by the divestitures of certain previously announced LVS businesses.

Operating income from continuing operations in the first quarter of fiscal year 2005 was $36 million, down $6 million from the prior year’s first quarter. The benefits from the higher CVS volumes were offset by higher steel costs and lower Light Vehicle Systems (LVS) volumes. During the first fiscal quarter, ended Dec. 31, 2004, steel costs, net of recoveries, increased approximately $30 million, when compared to the same period last year.

Income from continuing operations was $12 million, or $0.17 per diluted share, compared to $15 million, or $0.22 per diluted share, a year ago. These results are at the mid-point of our guidance provided in November 2004.

Income from discontinued operations was $6 million, or $0.09 per diluted share, compared to $4 million, or $0.06 per diluted share, last year. Net income, including discontinued operations, was $18 million, or $0.26 per diluted share, compared to

$19 million, or $0.28 per diluted share last year.

“We are committed to rationalizing our businesses and refocusing on our core automotive operations,” said McClure. “During the first quarter of fiscal year 2005, we continued to make significant progress to rationalize our businesses. As part of our efforts, we completed the sale of our Roll Coater and automotive stampings and components manufacturing businesses. These divestitures generated $195 million in cash proceeds, which we used to strengthen our balance sheet. We are also making progress with the previously announced sale of our Light Vehicle Aftermarket business, which we expect to complete during the 2005 fiscal year.”

Specific business segment financial results include:

•

LVS sales were $1,183 million, down $56 million, or five percent, from the same period last year. Foreign currency translation, primarily as a result of the stronger euro, increased sales by approximately $80 million when compared to the same period last year. This was offset by lower North American and Western European production volumes and the loss of $63 million of sales associated with divestitures. Operating loss was $1 million, compared to operating income of $27 million in the same period last year. LVS results were unfavorably impacted by higher net steel costs of approximately $20 million and restructuring costs of $10 million, primarily associated with the closures of its Sheffield, England, stabilizer bar plant and a Brazilian emissions technologies plant.

•

CVS sales were $907 million, up $222 million, or 32 percent, from last year’s first quarter, primarily as a result of stronger commercial vehicle truck and trailer volumes; the formation of two joint ventures with the Volvo Group, which added sales of approximately $55 million; and foreign currency translation, which increased sales by approximately $35 million. North American heavy-duty truck volumes improved by 51 percent when compared to the same period last year, while trailer volumes improved 17 percent over that same period. The European heavy-duty truck market declined by three percent. Operating income was $37 million, 19 percent higher than the same period last year. The benefits of the higher North American truck and trailer volumes were partially offset by higher net steel costs of approximately $10 million.

                “As part of our ongoing strategy to rationalize and refocus the company, we are implementing a plan to consolidate and combine certain global facilities as well as close or sell under performing plants,” said McClure. “In addition to these actions, the company will eliminate approximately 400 to 500 salaried positions around the world and delay the merit increase for its salaried employees. We are also significantly reducing the number of contractors, consultants and other discretionary spending, and we will continue to be aggressive in finding opportunities to eliminate waste and reduce costs through our continuous improvement processes and White Shirt program.”

The company expects to announce further details and the cost of its restructuring actions in the current fiscal quarter.

“These actions, while they are difficult ones to take, will support ArvinMeritor’s efforts to be a leaner and more flexible, productive and efficient company,” said McClure. “While we are seeking prudent ways to reduce costs, we are also committed to investing in our future to ensure that we continue to provide our customers with superior engineering expertise, innovative technologies, and high-quality products and services.”

Outlook

The company’s fiscal year 2005 outlook for light vehicle production is 15.8 million vehicles in North America and 17.0 million vehicles in Western Europe. The forecast for North American Class 8 truck production is 302,000 units in fiscal year 2005, up from the 275,000 units cited in our previous outlook. McClure said, “Our sales outlook for continuing operations in fiscal year 2005 remains strong, and is expected to be approximately $8.9 billion, up about 11 percent from fiscal year 2004. The stronger euro and higher forecasted North American truck volumes are contributing to the increase in our sales outlook from November 2004.

“Although we expect steel costs to be higher than our previous estimates, we are taking action to mitigate its impact on the company. While we are maintaining our full-year outlook of $1.60 to $1.80, there are a number of factors that make our ability to forecast the second half of the year challenging, including the volatility of light vehicle production volumes and the unpredictability of the price and recovery of steel costs.

“For the second quarter of fiscal year 2005, our sales forecast is $2.3 billion, and our outlook for diluted earnings per share from continuing operations is $0.30 to $0.35,” McClure continued.

The second-quarter and full-year earnings outlook does not include the additional restructuring actions that will be announced in the current fiscal quarter.

ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 31,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com.

All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

This press release also contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

The company will host a telephone conference call and Webcast to discuss the company’s fiscal year 2005 first-quarter financial results on Monday, Jan. 31, 2005, at 9:00 a.m. (ET). To participate, call (706) 643-7449 ten minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com.

A replay of the call will be available from 11:00 a.m., Jan. 31, until midnight, Feb. 2, 2005, by calling 1-800-642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to conference ID number 3223051.

To access the listen-only audio Webcast, visit the ArvinMeritor Web site at http://www.arvinmeritor.com/ and click on the Webcast link on either the home page or investor page.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)

	Quarter Ended December 31,

	2004	2003
	(Unaudited)

Sales	$2,090	$1,924
Cost of Sales	(1,964)	(1,775)

GROSS MARGIN	126	149
SG&A	(84)	(90)
Restructuring Costs	(10)	(1)
Other	4	(16)

OPERATING INCOME	36	42
Equity in Earnings of Affiliates	6	2
Gain on Sale of Marketable Securities	—	7
Interest Expense, Net and Other	(28)	(26)

INCOME BEFORE TAXES	14	25
Provision for Income Taxes	(4)	(8)
Minority Interests	2	(2)

Income From Continuing Operations	12	15

Discontinued Operations
Income from Discontinued Operations	4	4
Gain on sale of Discontinued Operations	2	—

Income from Discontinued Operations	6	4

NET INCOME	$18	$19

DILUTED EARNINGS PER SHARE
Continuing Operations	$0.17	$0.22
Discontinued Operations	0.09	0.06

Diluted Earnings Per Share	$0.26	$0.28

Diluted Shares Outstanding	69.0	68.3

Note: Prior periods have been restated for discontinued operations.

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(In millions)

	Quarter Ended December 31,

	2004	2003
	(Unaudited)
Sales:
Light Vehicle Systems	$1,183	$1,239
Commercial Vehicle Systems	907	685

Total Sales	$2,090	$1,924

Operating Income:
Light Vehicle Systems	$(1)	$27
Commercial Vehicle Systems	37	31

Segment Operating Income	36	58
Costs for Withdrawn Tender Offer	—	(16)

Total Operating Income	$36	$42

Note: Prior periods have been restated for discontinued operations.

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	December 31, 2004	September 30, 2004
	(Unaudited)
ASSETS

Cash	$91	$132
Receivables	1,559	1,478
Inventories	618	523
Other current assets	278	238
Assets of discontinued operations	488	615
Net property	1,112	1,032
Goodwill	837	808
Other assets	822	813

TOTAL ASSETS	$5,805	$5,639

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term debt	$7	$3
Accounts payable	1,372	1,366
Accrued and other current liabilities	615	622
Liabilities of discontinued operations	205	282
Other liabilities	858	830
Long-term debt	1,516	1,487
Minority interest	62	61
Equity	1,170	988

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,805	$5,639

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended December 31,

	2004	2003
OPERATING ACTIVITIES
Income from continuing operations	$12	$15
Adjustments to income from continuing operations
Depreciation and other amortization	46	49
Gain on divestitures	(4)	—
Gain on sale of marketable securities	—	(7)
Restructuring costs, net of expenditures	—	(3)
Pension and retiree medical expense	27	33
Pension and retiree medical contributions	(22)	(23)
Changes in receivables securitization and factoring	(41)	9
Changes in assets and liabilities	(144)	(58)

Net cash flows provided by (used for) continuing operations	(126)	15
Net cash flows used for discontinued operations	(94)	(2)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(220)	13

INVESTING ACTIVITIES
Capital expenditures	(27)	(29)
Acquisitions of businesses and investments, net of cash acquired	(22)	—
Proceeds from dispositions of property and businesses	33	15
Proceeds from sale of marketable securities	—	18
Net investing cash flows provided by (used for) discontinued operations	162	(2)

CASH PROVIDED BY INVESTING ACTIVITIES	146	2

FINANCING ACTIVITIES
Net change in revolving debt	11	28
Net change in other debt	20	(7)

Net change in debt	31	21
Proceeds from exercise of stock options	5	—
Cash dividends	(7)	(7)

CASH PROVIDED BY FINANCING ACTIVITIES	29	14

IMPACT OF CURRENCY ON CASH	4	5

CHANGE IN CASH	(41)	34
CASH AT BEGINNING OF PERIOD	132	103

CASH AT END OF PERIOD	$91	$137

Note: Prior periods have been restated for discontinued operations.